Exhibit 21
List of Subsidiaries of Swiss Army Brands, Inc.

Excelsior Advertising

Forcan, Inc.

Swiss Army Brands (Suisse) AG

Swiss Army Brands, Ltd.

Swiss Army, Inc.

Victorinox Watch Importing Corporation

Forschner Watch Repair, Inc.

Bear Cutlery, Inc.